Marathon Petroleum Annual Cash Bonus (ACB) Program 2026
Exhibit 10.64
This document applies to Awards made under the Marathon Petroleum Annual Cash Bonus
Program (Program) for the 2026 Performance Period. The Program’s purpose is to incentivize and reward Eligible Employees for executing on the strategy of Marathon Petroleum
Corporation. The Program operates under the Marathon Petroleum Corporation 2021 Incentive
Compensation Plan (Plan), the terms of which are incorporated into this document by reference, and all Awards under the Program are otherwise subject to the Plan’s terms.
I.DEFINITIONS
As used in the Program, the following terms have the meanings set forth below. Capitalized terms not specifically defined in this document have the meanings specified in the Plan. In the event of any conflict between the Program and the Plan, the terms of the Plan shall control.
Award means an Eligible Employee’s cash amount determined pursuant to the Program’s applicable terms, conditions, and limitations. An Award constitutes an “Award”, specifically a
“Performance Cash” type of “Performance Award” as defined under the Plan.
Change in Control has the meaning as defined under the Plan; provided, that to the extent an
Award provides for the payment of deferred compensation within the meaning of Section 409A of the Code, the events constituting a Change in Control shall have the meaning and are intended to be events constituting a change in ownership or a change in effective control for purposes of
Section 409A of the Code.
Committee means the Compensation & Organization Development Committee, designated by the
Board with the authority to administer the Program.
Company means Marathon Petroleum Corporation, as defined in the Plan, and, where the context so requires, each Company Subsidiary whose Employees are Eligible Employees under the
Program.
Company Funding means the Program funding level for the Performance Period as determined under section III (Award Determination).
Eligible Employee means an Employee who meets the Program’s eligibility requirements as set forth in section II (Eligibility & Participation). Being an Eligible Employee does not guarantee an Award.
Eligible Earnings means the amount determined under section III (Award Determination) for an
Employee.
Employee Performance means an individual performance adjustment as determined under section III (Award Determination) for an Employee.
Performance Criteria means the threshold, target, and maximum desired result for each
Performance Metric as established by the Committee.

Marathon Petroleum Annual Cash Bonus (ACB) Program 2026
Performance Metric Weight means the percentage weighting applied to each Performance Metric as established by the Committee. The sum of the Performance Metric Weights for all
Performance Metrics shall equal 100%.
Performance Metrics means the metrics established by the Committee upon which the Program will be assessed at the end of the Performance Period.
Performance Period means January 1, 2026 through December 31, 2026.
Resulting Achievement means the level of achievement for a Performance Metric for the
Performance Period as determined under section III (Award Determination).
Salary Grade means a compensation classification level for an Employee under the policies and practices of the Company or Subsidiary for whom the Employee performs services.
Senior Leader means an Employee who is assigned a Salary Grade of 88 or 89 within the
Company salary structure.
Target Award means the percentage assigned to an Eligible Employee as determined under section III (Award Determination).
II. ELIGIBILITY & PARTICIPATION
The following Employees are Eligible Employees in the Program:
•Regular full-time or regular part-time Employees, who are assigned to a Salary Grade within the Company salary structure on the last day of the Performance Period.
•Employees who are paid on an “hourly” schedule as of the last day of the Performance
Period, including:
waterborne employees who are not regular, full-time captains or pilots;
union employees subject to negotiated prior agreement;
non-union hourly employees; and
seasonal employees.
An Employee whose employment terminates during the Performance Period shall be an Eligible
Employee in the Program if such termination is on account of their:
•termination of employment that caused the Employee to become eligible for a termination allowance under the Marathon Petroleum Termination Allowance Plan; or
•retirement, which for this purpose means the Employee was at least age 50 with at least ten years of accredited service on their termination date and such termination is not performance-
related (as determined by the Company in its sole discretion); or
•death.
Notwithstanding the preceding provisions, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, and except as otherwise may be provided in an Eligible

Marathon Petroleum Annual Cash Bonus (ACB) Program 2026
Employee’s written agreement with the Company or Subsidiary, upon the occurrence of a
Change in Control during the Performance Period, eligibility shall be determined on the date immediately preceding the occurrence of the Change in Control, rather than on the last day of the
Performance Period.
In no event shall any of the following types of Employees be considered Eligible Employees:
•Any Employee who terminates employment with the Company or any Subsidiary during the
Performance Period for any reason other than those Employees who are an Eligible
Employee on account of retirement, death or eligible for a termination allowance under the
Marathon Petroleum Termination Allowance Plan as provided above, unless otherwise determined by the Committee and except as may otherwise be provided in an Eligible
Employee’s written agreement with the Company or Subsidiary, which may include a collective bargaining agreement or other collectively-bargained agreement (e.g., a memorandum of understanding, a letter agreement, an agreement resulting from effects bargaining).
•Temporary or intermittent Employees who are classified by the Company or a Subsidiary as casual, intern, co-op, summer helper, or summer laborer.
•Any Employee who: (i) is eligible for any other annual incentive compensation program of the Company or any Subsidiary where the terms of such other program exclude eligibility for this Program; or (ii) unless otherwise determined by the Company, any annual incentive compensation program applicable to a group of Employees who commenced employment with the Company on account of a merger or other acquisition type transaction.
•Independent contractors or employees of third parties providing services to the Company or any Subsidiary or affiliate of the Company, and consultants.
III.AWARD DETERMINATION
An Eligible Employee’s Award shall be determined using the following formula:
Company
Funding
Eligible
Earnings
Employee
Performance
AWARD
Target
Award
Eligible Earnings
•Eligible Earnings for an Employee who is not a Senior Leader and who was paid on the
United States payroll for the entirety of their employment during the Performance Period means the following compensation items paid to the Employee during the Performance
Period, determined before (A) deductions for taxes or benefits, and (B) deferrals of compensation pursuant to any Company or Subsidiary-sponsored plan:

Marathon Petroleum Annual Cash Bonus (ACB) Program 2026
base earnings and overtime earnings;
geographic pay differentials; and
location premiums.
Eligible Earnings for this purpose does not include non-cash compensation, equity-based compensation, allowances (including tax allowances), reimbursements, premiums relative to relocation, payments for unused vacation, any bonus or recognition payments made, or earnings paid or processed by a third party except from third parties specifically contracted to pay Eligible Employees employed outside of the United States.
•Eligible Earnings for (A) a Senior Leader or (B) an Employee who is not a Senior Leader and
who received any portion of their compensation through a non-United States payroll during the Performance Period, means their annualized base salary in effect on the last day of the
Performance Period; provided that, Eligible Earnings for a Senior Leader who is hired, is terminated, or experienced a reduction in salary during the Performance Period shall be determined as defined above for Employees on the United States payroll who are not Senior
Leaders.
•Notwithstanding the preceding provisions, upon the occurrence of a Change in Control during the Performance Period, Eligible Earnings for an Employee (including an Employee who is a Senior Leader) shall be the actual earnings paid to that Employee during the
Performance Period to the date of the occurrence of the Change in Control.
Target Award
•An Eligible Employee’s Target Award is determined as follows according to the Eligible
Employee’s Salary Grade or employment classification as of the last day of the Performance
Period:

Salary Grade or Classification*	Target Award (%)
Senior Leader	As designated by the Committee or its delegate
20	Individually Assigned
19	55%
18	50%
17	40%
16	35%
15	30%
14	25%
13	20%
12	15%

Marathon Petroleum Annual Cash Bonus (ACB) Program 2026

Salary Grade or Classification*	Target Award (%)
11, 10, and N9	12%
7, 8, 9, and N8	10%
N1 – N7	8%
Hourly Non-Represented**	7%
Hourly Represented	6%
* Including equivalent Salary Grades for non-U.S. locations.
**Target adjustments are allowed on discretionary basis for approved job classifications.
•Notwithstanding the preceding provisions, in the event an Eligible Employee is no longer employed as of the last day of the Performance Period, an Eligible Employee’s Target Award
shall be determined according to the Eligible Employee’s Salary Grade or employment classification as of the date immediately preceding their separation.
•The Committee or its delegate may provide a Target Award for an Eligible Employee that is different from the Target Award shown in the table above.
Company Funding
•The Committee has established the following Performance Metrics and their respective
Performance Metric Weights for the Performance Period.

Performance Metric	Weight
Relative Adjusted EBITDA per Barrel of Total Throughput	30%
Relative Refining Margin per Barrel by Region	10%
Adjusted EBITDA	20%
Distributable Cash Flow (DCF) at MPLX per Unit	20%
Non-Financial Scorecard:	20%
Safety
Environmental
Human Capital
•Upon completion of the Performance Period, the Committee shall assess the Resulting
Achievement for each Performance Metric as compared to the Performance Criteria and shall determine Company Funding. In making this determination:
Each Performance Metric assessed at the end of the Performance Period may have a funding result from 0% to 200%.
A Performance Metric will not fund when its Resulting Achievement does not meet its threshold Performance Criteria.

Marathon Petroleum Annual Cash Bonus (ACB) Program 2026
For the Financial Performance Metrics, each Performance Metric’s funding will be established at 50% for threshold performance, 100% for target performance, and 200%
for maximum performance. Linear interpolation will be used when determining
Performance Metric funding for a Resulting Achievement that falls between threshold and target or between target and maximum Performance Criteria. The Committee may adjust or waive the achievement of any of the Performance Metrics.
The Non-Financial Scorecard funding shall be at the assessment of the Committee.
The resulting funding for each Performance Metric shall be multiplied by its associated
Performance Metric Weight, the sum of which will be Company Funding. The
Committee may modify the resulting Company Funding as permitted under the Plan.
Pursuant to the Plan, the Committee shall certify, or provide for the certification of, in writing the Company Funding. This certification shall be made prior to the determination of Awards to Eligible Employees.
•Company Funding for an Eligible Employee whose employment terminates on account of death during the Performance Period shall be 100%.
•Notwithstanding the preceding provisions: (a) in the event a Change in Control occurs during the Performance Period, Company Funding shall be 100%; and (b) in the event a Change in
Control occurs after the Performance Period but before distribution of Awards for that
Performance Period, Company Funding shall be the greater of 100% or the amount otherwise determined by the Committee in its normal course determination of Company Funding for that Performance Period.
Employee Performance
The Committee or its delegate may adjust an Eligible Employee’s Award for Employee
Performance as follows:
•An Award for a Senior Leader (excluding the CEO) may have a positive or negative
Employee Performance adjustment of 0% to 15%.
•An Award for an Eligible Employee who is a regular full-time or regular part-time Employee and who is assigned to a Salary Grade within the Company salary structure, may have a positive or negative Employee Performance adjustment that reduces the Award to $0 or increases the Award up to 200% of the product of the Eligible Employee’s Eligible Earnings and the Target Award. (Where so delegated, this adjustment determination will be made by the Eligible Employee’s leadership.)
•For certain represented hourly Eligible Employees, an Employee Performance adjustment may be applied pursuant to the terms set forth in the applicable collective bargaining agreement or other collectively-bargained agreement (referred to as the personal productivity multiplier and/or disciplinary reduction factor).

Marathon Petroleum Annual Cash Bonus (ACB) Program 2026
•An Award for an Eligible Employee whose employment terminates on account of death during the Performance Period shall have no Employee Performance adjustment.
•No Employee Performance adjustment may be made for any other Eligible Employee.
•Notwithstanding the preceding provisions, in the event of a Change in Control, an Award for an Eligible Employee shall not have a negative Employee Performance adjustment applied.
Award Determination
•Awards shall be determined following the close of the Performance Period, except in the instance of death or in the event of a Change in Control.
•An Eligible Employee’s Award cannot exceed 200% of the product of the Eligible
Employee’s Eligible Earnings and Target Award.
IV.DISTRIBUTION
•Awards shall be distributed – i.e., paid – in cash, in the denomination of the Eligible
Employee’s local currency.
•Awards shall be paid in 2027; provided, that:
The Award for an Eligible Employee whose employment terminates on account of death, shall be paid as soon as administratively practicable following their death, but not later than December 31, 2027.
In the event a Change in Control occurs during the Performance Period, each Eligible
Employee’s Award shall be paid as soon as administratively practicable following the date the Change in Control occurred, but in no event later than 45 days from such date.
The timing of the payment within this 45-day period shall be determined solely by the
Committee and without regard to any tax implications to an Eligible Employee.

V.TAXATION & WITHHOLDING
•There shall be deducted from all Awards, any taxes or other deductions required to be withheld or collected by United States federal, state, and local governments and taxing authorities, and by other national, provincial, or local governments and paid over to such governments and taxing authorities for the account of each Eligible Employee. The tax withholding provisions of the Plan apply.
•Subject to applicable state wage deduction laws, the Company or any Subsidiary may also deduct from any Award, at its sole discretion, any and all amounts determined by Company management to be owed to the Company or any Subsidiary by the Eligible Employee.
•If applicable, court ordered garnishments or similar orders or tax levies may be withheld from an Eligible Employee’s Award.

Marathon Petroleum Annual Cash Bonus (ACB) Program 2026
VI. GENERAL PROVISIONS
•The Committee shall administer the Program. The Program is a discretionary bonus program, and the Committee has the complete and sole authority and discretion to:
delegate certain aspects of Program administration; provided, that, in no event shall the
Committee delegate its authority with respect to the compensation of any Eligible
Employee deemed to be an “executive officer” as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended;
interpret the Program, including any interpretation to correct any defect, supply any omission or reconcile any inconsistency in the Program;
establish, interpret, amend, or revoke rules and regulations relating to the administration of the Program; and
otherwise make all determinations and take all other actions necessary or appropriate for the proper administration of the Program.
•The Committee has the complete and sole discretion to change, terminate, or modify Awards, or otherwise amend any aspect of the Program (including, but not limited to the termination of all or a portion of the Program) prospectively or retroactively.
•Except as may be provided for under the Change in Control provisions of the Program, no
Eligible Employee, Employee, or other person shall have any claim or right to be granted an
Award under the Program.
•Nothing contained in the Program shall limit the ability of the Company to make payments or
Awards to Employees under any other program, agreement, or arrangement.
•Neither the establishment of the Program, nor any action taken pursuant to the Program, shall be construed as giving any Eligible Employee or Employee any right to be retained in the employ of the Company or any Subsidiary, or participate in the Program in the current or succeeding Performance Periods.
•Any rights and benefits of an Eligible Employee under the Program are personal to the
Eligible Employee and, except for any payments that may be made following an Eligible
Employee’s death and except as provided in section V (Taxation & Withholding), shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, or other disposition.
•Except as may be required by law or otherwise be specifically stated under any employee benefit plan, policy or program of the Company or a Subsidiary, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating an Eligible
Employee’s right under any such plan, policy, or program; nor shall any Award be treated as compensation for purposes of termination indemnities or other similar rights, except as may be required by law.
•Nothing in this Program document shall be construed (a) to limit, impair, or otherwise affect the Company’s or any Subsidiary’s right or power to make adjustments, reclassifications,

Marathon Petroleum Annual Cash Bonus (ACB) Program 2026
reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) to limit the right or power of the Company or any of its Subsidiaries to take any action which such entity deems to be necessary or appropriate.
•In all events, whether any Award is made to an Eligible Employee will depend on the decision of the Committee. All Awards are subject to the sole discretion of the Committee, and nothing in this document or any other document (except as may be provided for in the
Program’s Change in Control provisions) describing or referring to the Program shall confer any right whatsoever on any person to be considered for any Award.
•This Program document may be changed or discontinued at any time without notice or liability at the sole discretion of the Committee.
•Awards made under the Program shall be subject to and governed by the specific terms and conditions of the Plan, Program, and the applicable Award.
•The Program shall not require the Company to segregate any monies from its general fund or to create any trusts, or to make any special deposits for any amount payable to any Eligible
Employee.
•The Program is intended to provide compensation that is exempt from, or that complies with
Section 409A of the Code, and the provisions of the Program and resulting Awards, if any, shall be construed in a manner that would cause Awards and the Program’s terms to be compliant with or exempt from the application of Section 409A of the Code, as appropriate.
If any payment, or portion thereof, must be delayed in order to comply with Section 409A of the Code because an Eligible Employee is a “specified employee” as defined in Section
409A(a)(2)(B)(i) of the Code, the payment, or the portion so delayed, shall be made on the soonest date permissible without triggering the additional tax due under Section 409A of the
Code. As used in the Program, “termination of employment” and similar terms shall mean a
“separation from service” within the meaning of Section 409A of the Code to the extent an
Award or a provision of the Program provides for the payment of deferred compensation within the meaning of Section 409A of the Code. Additionally, notwithstanding anything to the contrary in the Program or an Award, it will not be a violation of the Program or Award or Plan (and an Eligible Employee will not have any right to damages or other relief) if the
Company or any Subsidiary distributes an Eligible Employee’s Award during the period permitted by Section 409A of the Code.
•No member of the Committee, or employee of the Company or a Subsidiary, shall be liable for any act done, or determination made in good faith, with respect to the administration of the Program, including any Award made pursuant to the Program and the Plan. The
Company indemnifies and holds harmless to the fullest extent allowed by law such persons individually and collectively, from and against any and all losses resulting from liability to which the Committee, or the members of such body, or employees of the Company or any
Subsidiary may be subjected by reason of any act or conduct (except willful misconduct, fraud or gross negligence) in their official capacities in the administration of the Program,

Marathon Petroleum Annual Cash Bonus (ACB) Program 2026
including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense.
•Any provision of the Program prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.
•The terms of the Program document supersede any written or verbal agreements, representations, proposals, or plans with respect to the subject matter hereof; provided, however, that the forgoing shall not act to supersede an existing written agreement between an Eligible Employee and the Company that has been approved by the Committee.
•This Program is subject to the Marathon Petroleum Corporation Officer Compensation
Clawback Policy, effective October 2, 2023, and as thereafter in effect from time to time (the
“Clawback Policy”), including, but not limited to, forfeiture and other recoupment as may be determined and applied with respect to the Participant and the Award pursuant to the
Clawback Policy. This shall apply notwithstanding any provision of this Program to the contrary and is meant to provide the Company with rights in addition to any other remedy which may exist in law or in equity. Notwithstanding the foregoing or any other provision of this Program to the contrary, and to the extent not otherwise provided in the Clawback
Policy, the Participant agrees that the Company may also require that the Participant repay to the Company any compensation paid to the Participant under this Award Agreement as required by any other “clawback” provisions under applicable law.
•In addition to the clawback provisions set forth above, the Company may recoup from a
Participant the amount of any Award paid in error to the Participant on account of a calculation or other error in the determination and/or administration of the Award and this recoupment right includes the Company’s right, subject to any state or federal law requirements, to reduce other compensation payable by the Company to the Participant in the amount of Award paid in error.
VII. Transition Eligible Employee Rules
•Notwithstanding any other provision of the Program to the contrary, a Transition Eligible
Employee’s Target Award otherwise determined under the Program will be reduced by 50%.
•“Transition Eligible Employee” means an Employee who is otherwise determined to be an
Eligible Employee for the 2026 Performance Period and who, as an Employee, and pursuant to the Company’s or a Subsidiary’s offered election procedure, irrevocably elected in
December of 2025 to participate (a) 50% in the Value Growth Incentive Program for the
2026 Performance Period, (b) 50% in the Company’s Annual Cash Bonus (ACB) Program
for the 2026 calendar year, and (c) to be eligible for the award of 50% of the long-term incentive awards otherwise granted on an annual basis to employees of the Company’s
Subsidiaries under the MPC 2021 ICP for the 2026 calendar year.